CITY NATIONAL ROCHDALE FUNDS
(FORMERLY CNI CHARTER FUNDS)

APPENDIX A
to the Investment Management Agreement

The provisions of the Investment Management Agreement between the Trust and City National Asset Management, Inc. (now City National Rochdale, LLC) apply to the following series of the Trust:

1.	City National Rochdale Government Money Market Fund

2.	City National Rochdale Prime Money Market Fund

3.	City National Rochdale California Tax-Exempt Money Market Fund

4.	City National Rochdale Government Bond Fund

5.	City National Rochdale Corporate Bond Fund

6.	City National Rochdale California Tax-Exempt Bond Fund

7.	City National Rochdale High Yield Bond Fund

8.	City National Rochdale Multi-Asset Fund

9.	City National Rochdale U.S. Core Equity Fund

10.	City National Rochdale Municipal High Income Fund

Dated as of:  ___________, 2013

CITY NATIONAL ROCHDALE FUNDS
(FORMERLY CNI CHARTER FUNDS)

APPENDIX B
to the Investment Management Agreement

Each Fund shall pay to City National Asset Management, Inc. (now, City National Rochdale, LLC), as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Investment Management Agreement, a management fee based upon each Fund’s average daily net assets at the following per annum rates:

1.	City National Rochdale Government Money Market Fund	0.26%

2.	City National Rochdale Prime Money Market Fund	0.25%

3.	City National Rochdale California Tax-Exempt Money Market Fund	0.27%

4.	City National Rochdale Government Bond Fund	0.43%

5.	City National Rochdale Corporate Bond Fund	0.40%

6.	City National Rochdale California Tax-Exempt Bond Fund	0.27%

7.	City National Rochdale High Yield Bond Fund	0.60%

8.	City National Rochdale Multi-Asset Fund	0.50%

9.	City National Rochdale U.S. Core Equity Fund	0.40%

10.	City National Rochdale Municipal High Income Fund	0.45%

Dated as of:  ______________, 2013